Exhibit 10.1

Separation and Release of Claims Agreement

This Separation and Release of Claims Agreement (this “Agreement”) is dated as of December 11, 2014 (the “Execution Date”), by and between RE/MAX Holdings, Inc., a Delaware corporation with its principal place of business at 5075 South Syracuse Street, Denver, CO 80237 (“Holdings”), RE/MAX, LLC, a Delaware limited liability company with its principal place of business at 5075 South Syracuse Street, Denver, CO 80237 (the “LLC”), RIHI, Inc., a Delaware Corporation formerly known as RE/MAX International Holdings, Inc. with its principal place of business at 5075 South Syracuse Street, Denver, CO 80237 (“RIHI” and collectively with Holdings and the LLC, the “Company”) and Margaret M. Kelly (the “Executive”), with her principal residence at 960 Westchester Circle, Castle Rock, CO 80108. The Company and the Executive are sometimes collectively referred to herein as (the “Parties”).

RECITALS

WHEREAS, the Executive and RIHI entered into an Employment Agreement (the “Employment Agreement”) effective as of March 1, 2010 which is currently in effect; and

WHEREAS, the Executive and Holdings entered into an Indemnification Agreement dated on or about October 1, 2013 (the “Indemnification Agreement”); and

WHEREAS, Holdings has provided the Executive with a Notice of Restricted Stock Award dated October 9, 2013 (“RSU Notice”), accompanied by a Restricted Stock Unit Agreement (“RSU Agreement”) both of which were acknowledged by the Executive as of October 10, 2013, granting the Executive an award of 45,455 restricted stock units (“Restricted Stock Units”), with one share of Class A common stock of Holdings (the “Common Stock”) issuable for each Restricted Stock Unit in accordance with the terms of the RSU Agreement;

WHEREAS, Holdings and the Executive have entered into an Option Substitution Award (“Option Agreement”) under which the Executive has remaining a fully exercisable option to purchase 480,000 shares of Common Stock (“Option Award”) granted under Holdings’ 2013 Omnibus Incentive Plan (the “Incentive Plan”);

WHEREAS, the Executive is entitled to receive an annual performance-based bonus (the “Performance Bonus”) based upon the performance of the Company and/or upon the performance of Executive against a plan and/or goals adopted by the Company for 2014; and

WHEREAS, the Executive and the Company desire to terminate the Employment Agreement by the mutual written agreement of the Executive and the Company under the terms and conditions set forth herein below and in Exhibit A.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and the Executive hereby agree as follows:

1. The Executive’s Separation. The Executive’s employment with the Company will terminate effective as of December 31, 2014 (the “Separation Date”). The Executive hereby resigns, effective as of the Separation Date, all positions, duties, authorities and responsibilities with, arising out of or relating to her employment with the Company and its subsidiaries and affiliates and agrees to use her commercially reasonable efforts to execute any and all additional documents that may be required to effectuate such resignation. The Executive hereby resigns, effective as of the Separation Date, her position as a member of the Board of Directors of the Company and its subsidiaries and affiliates and agrees to use her commercially reasonable efforts to execute any and all additional documents that may be required to effectuate such resignation. Unless otherwise provided specifically herein, the Employment Agreement is hereby terminated effective December 31, 2014 and the Parties shall thereafter have no further obligations to each other thereunder except as specifically provided in this Agreement.

2. Certain Payments and Benefits.

(a) Payments. The Executive will be paid as follows, less any applicable tax withholdings:

(i) on the first payroll date of the Company after the Separation Date any unreimbursed business expense incurred through the Separation Date to which the Executive is properly entitled under the Company’s standard policies and procedures for business expense reimbursements; provided that Executive will submit any such expenses no later than the Separation Date;

(ii) thirty-six (36) months of Executive’s annual base salary (said annual base salary being $770,000 as of the date hereof), of which $520,000 shall be paid on the Separation Date and $1,790,000 shall be paid in the form of salary continuation on the regular payroll schedule of the Company commencing nine months following the Separation Date;

(iii) thirty-six (36) months of continued standard employee benefits that is currently provided to the Executive under the Employment Agreement (including but not limited to, life insurance, medical and health insurance, disability insurance, Company 401(k) matching contributions and dental insurance), commencing on the Separation Date, to the extent permitted by the Company’s then current benefit plans; provided that (a) if any such benefit is not permitted under the Company’s then current benefit plans, the Company shall use its commercially reasonable best efforts to obtain individual coverage that is substantially comparable or will reimburse the Executive for the cost of such individual coverage, and (b) with respect to matching contributions under the Company’s 401(k) plan, the Company will make cash payments to the Executive in January of 2016, 2017 and 2018, in each case in an amount equal to any matching contributions the Company would have made to the 401(k) plan with respect to the preceding year had the Executive been employed during such year and had she continued to make the same contributions she made to the 401(k) plan in 2014;

(iv) all payments and benefits which have been earned by the Executive through the Separation Date but not yet provided, as set forth on Exhibit B, which shall be paid no later than January 30, 2015; and

(v) the Performance Bonus for 2014 in the amount of $231,000 which shall be paid in a lump sum at the time bonuses are paid to officers of the Company, but in no event later than March 1, 2015.

(b) Separation Benefits. The Company shall provide the following benefits to the Executive:

(i) Restricted Stock Units. On the Separation Date, the 30,304 Restricted Stock Units that otherwise would be unvested on the Separation Date shall automatically vest. The shares of Common Stock for all of the foregoing Restricted Stock Units shall be issued to the Executive as soon as practicable after the Separation Date, but in no event later than February 28, 2015. In addition the Executive may elect, on or before December 31, 2014, by written notice sent to the Company at its address above, attention Chief Legal Officer, to have the Company provide for all tax payments under Section 5 of the Restricted Stock Agreement by share withholdings or by deduction of cash from the lump sum payment in Section 2(a)(ii) above.

(ii) Option Awards. The Executive’s 480,000 unexercised stock options are vested in full. Notwithstanding any other agreement to the contrary, including but not limited to Section 5 of the Option Award, Executive shall be entitled to exercise any or all such unexercised stock options until January 1, 2017 and the unexercised portion of the Option Award shall be subject to customary adjustments for stock splits, stock dividends, recapitalizations and the like as set forth in the Incentive Plan.

Further, upon exercise(s) of the Option Award, the Executive shall be entitled to provide for a “net cashless exercise,” including associated tax withholding through withholding of shares of Common Stock which would otherwise be issued upon in an amount whose Fair Market Value (as defined in the Incentive Plan) equals the minimum statutory withholding as set forth in Section 7 of the Option Award.

(iii) Tax. In the event that the Executive shall become entitled to any amounts, whether pursuant to the terms of this Agreement or any other plan, arrangement or prior agreement with the Company (the “Regular Amounts”) that are determined subject to a tax penalty (a “Penalty”), including without limitation the penalties imposed by Sections 4999 and 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any similar tax penalty that may hereinafter be imposed, the Company shall promptly pay to the Executive an additional amount (the “Gross-up Payment”) such that the net amount retained by the Executive after payment of all applicable federal, state and local taxes on the sum of the Regular Amounts plus the Gross-up Payment is equal to the net amount that would have been retained by the Executive after the payment of all applicable federal, state and local taxes on the Regular Amount if such amount had not been subject to a Penalty. Any Gross-Up Payment under Section 2(iii) shall be paid to Executive as soon as practicable following the date of payment of the Regular Amounts and in no event later than the end of the Executive’s taxable year next following the taxable year in which the Executive remits to the taxing authority the Penalty.

3. Releases.

(a) Effective as of the Separation Date, the Executive, for the Executive, the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, forever releases and discharges the Company, and any of their divisions, affiliates, subsidiaries, parents, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, managers, members, employees, agents, stockholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (collectively, the “Company Released Parties”) from any and all claims of any kind arising out of, or related to, her employment and separation from employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Company Affiliated Entities”), which the Executive now has or may have against the Released Parties, whether known or unknown to the Executive, and whether vicarious, derivative, or direct (the “Company Release”). The claims released by this Section 3(a) include but are not limited to any claims under Title VII of the Civil Rights Act of 1964, the Colorado Anti-

Discrimination Act, the Colorado Wage Claim Act, the Age Discrimination in Employment Act, or any other federal, state or local law. Notwithstanding anything else herein to the contrary, this Section 3(a) shall not affect and does not release any claims that arise after the date the Executive executes this Agreement.

(b) The Executive acknowledges and understands that she (i) has the opportunity to consider this Agreement for up to twenty-one (21) days before signing it, although she may elect to sign the Agreement at any time earlier in her sole discretion; (ii) has consulted with an attorney prior to signing this Agreement; and (iii) may revoke her release of claims under the Age Discrimination in Employment Act (“ADEA”) within seven (7) days of signing this Agreement by written notice sent by certified mail to the Chief Legal Officer; provided that all other provisions of this Agreement and the Executive’s release of all other claims pursuant to Section 3(a) will become final, binding and effective upon the execution of this Agreement by the Parties.

(c) For the purpose of implementing a full and complete release in the Company Release, each Party expressly acknowledges to the other Party that the Company Release is intended to include in its effect, without limitation, all claims or other matters described in Section 3(a) that a Party does not know or suspect to exist at the time of execution hereof or at the Separation Date, and that the Company Release contemplates the extinguishment of any and all such claims or other such matters.

4. Further Promises, Undertakings, and Acknowledgements of the Executive.

(a) Return of Company Property. On or before December 31, 2014, the Executive shall promptly deliver to the Chief Legal Officer of the Company all property of the Company in her possession, custody, or control.

(b) Removal of Personal Property. The Executive acknowledges and agrees that she shall remove all of her personal property from the offices of the Company as of December 31, 2014.

(c) Restrictive Covenants. Notwithstanding any language to the contrary, Section 4 of the Employment Agreement (regarding confidentiality, intellectual property, agreement not to solicit employees, agreement not to solicit clients / franchisees, agreement to not compete, reasonableness of covenants, enforcement provisions and agreement freely entered) and Section 6 (regarding cooperation) shall remain in full force and effect in accordance with the terms set forth therein.

5. Non-Disparagement. The Executive and the Company agree to represent the other Party in a positive light and not to disparage or in any way communicate to any person or entity any negative information or opinion concerning the Executive or the Company, its subsidiaries and affiliates, or any of their partners, members, family members, shareholders, officers, directors, employees or agents, or any of them. This provision shall not prohibit either Party from making any statements or taking any actions required by law, or reporting any actions or inactions either Party believes to be unlawful. This provision shall not be interpreted to require or encourage either Party to make any misrepresentations. For the purposes of this Section 5 only, the term “Company” shall be limited in scope to the officers and directors of the Company now and hereafter constituted.

6. Indemnification and D&O Insurance.

(a) Indemnification. The Company agrees that if Executive is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other (“Proceeding”) by reason of the fact that she is or was a director, officer, executive, agent, manager, consultant or representative of the Company or is or was serving at the request of the Company or in connection with her duties under the Employment Agreement as a director, officer, member, executive, agent, manager, consultant, trustee or representative of another person, or if any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information (“Request”) is made, or threatened to be made, that arises out of or relates to Executive’s service under or as a result of the Employment Agreement or in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation, by-laws or Board’s resolutions or, if greater, by applicable law, against any and all costs, claims, causes of action expenses, liabilities and losses (including, without limitation, attorney’s fees, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by Executive in connection with a Proceeding or Request, and such indemnification shall continue as to Executive even if she has ceased to be a director, member, executive, employee, officer, agent, manager, consultant, trustee or representative of the Company or other person and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company shall advance to Executive all costs and expenses incurred by her in connection with any Proceeding or Request within fifteen (15) days after receiving written notice from Executive requesting an advance. Executive’s notice shall include, to the extent required by applicable law, an undertaking by Executive to repay the amount advanced if she is ultimately determined not to be entitled to indemnification against such costs and expenses.

(b) D&O Insurance. During such period as may be necessary under applicable statutes of limitation, the Company shall keep in place a directors and officers liability insurance policy (or policies) providing coverage to Executive for claims relating to or arising out of her employment with the Company.

(c) Indemnification Agreement. The Indemnification Agreement shall remain in full force and effect.

7. Press Releases. The Company agrees that it will share an advance draft of any press release (or portion thereof) it intends to issue regarding this Agreement and the Executive’s separation from the Company hereunder. Executive agrees that Company may include a quote from Executive, approved in advance by Executive, in any such press release.

8. Successors and Assigns. Neither the Company nor the Executive may assign this Agreement or any part hereof. Any such purported assignment shall be null and void from the initial date of purported assignment.

9. Governing Law; Jurisdiction; Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Colorado without regard to conflicts-of-law principles. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the City and County of Denver, Colorado. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

10. Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The Parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and any of the Employment Agreement, the RSU Agreement and the Option Agreement, the statements in the body of this Agreement shall control. The Parties agree that this Agreement has been mutually drafted and authored by all the Parties and that it shall not be construed against any one Party.

11. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Company. No waiver by either of the Parties of any breach by the other Party hereto of any condition or provision of this Agreement to be performed by the other Party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

12. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.

13. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

15. Section 409A. Notwithstanding any other provision of this Agreement to the contrary, the provision, time and manner of payment or distribution of all compensation and benefits provided by this Agreement that constitute nonqualified deferred compensation subject to and not exempted from the requirements of Section 409A of the Code (“Section 409A Deferred Compensation”) shall be subject to, limited by and construed in accordance with the requirements of Section 409A of the Code and all regulations and other guidance promulgated by the Secretary of the Treasury pursuant to such Section (such Section, regulations and other guidance being referred to herein as “Section 409A”), including the following:

(a) Separation from Service. Payments and benefits constituting Section 409A Deferred Compensation otherwise payable or provided pursuant to Section 2(b) upon the Executive’s termination of employment shall be paid or provided only at the time of a termination of the Executive’s employment that constitutes a Separation from Service. For the purposes of this Agreement, a “Separation from Service” is a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h).

(b) Six-Month Delay Applicable to Specified Employees. If, at the time of a Separation from Service of the Executive, the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) (a “Specified Employee”), then any payments and benefits constituting Section 409A Deferred Compensation to be paid or provided pursuant to Section 2(b) upon the Separation from Service of the Executive shall be paid or provided commencing on the later of (i) the date that is six months after the date of such Separation from Service or, if earlier, the date of death of the Executive (in either case, the “Delayed Payment Date”), or (ii) the date or dates on which such Section 409A Deferred Compensation would otherwise be paid or provided in accordance with Section 2(b). All such amounts that would, but for this Section 15(b), become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

(c) Stock-Based Awards. The vesting of any stock-based compensation awards which constitute Section 409A Deferred Compensation and are held by the Executive, if the Executive is a Specified Employee, shall be accelerated in accordance with this Agreement to the extent applicable; provided, however, that the payment in settlement of any such awards shall occur on the Delayed Payment Date.

(d) Installments. Executive’s right to receive any installment payments payable hereunder shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment for purposes of Section 409A.

(e) Reimbursements. To the extent that any reimbursements payable to Executive pursuant to this Agreement are subject to the provisions of Section 409A, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the cost was incurred; the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year; and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

RE/MAX Holdings, Inc.

By:	/s/ Geoff Lewis
Name:	Geoff Lewis
Title:	Executive Vice President

RE/MAX, LLC

By:	/s/ Geoff Lewis
Name:	Geoff Lewis
Title:	Executive Vice President

RIHI, Inc.

By:	/s/ Geoff Lewis
Name:	Geoff Lewis
Title:	Secretary

THE EXECUTIVE

By:	/s/ Margaret M. Kelly
Name:	Margaret M. Kelly
Title:	Chief Executive Officer, Director

SIGNATURE PAGE

TO THE

SEPARATION AND RELEASE OF CLAIMS AGREEMENT

EXHIBIT A

December 11, 2014

Board of Directors

RE/MAX Holdings, Inc.

5075 South Syracuse Street

Denver, Colorado 80237

Gentlemen:

Effective December 31, 2014, I hereby resign from all positions with RE/MAX Holdings, Inc. and its subsidiaries and affiliates (collectively, the “Company”), including all employment positions with the Company and as a member of the Board of Directors of the Company.

I hereby confirm that I am not resigning from the Board of Directors of the Company because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices or otherwise. I have reported in writing to the Company’s Chief Legal Officer any and all concerns I may have regarding known or suspected ethical or compliance issues or violations of law or regulations by the Company or any of its officers, directors, employees, representatives or agents and me relative to this resignation.

Sincerely,

/s/ Margaret M. Kelly
Margaret M. Kelly

EXHIBIT B

Payments and benefits earned by the Executive through the Separation Date and to be provided under Section 2(a)(iv):

Accrued but unpaid salary through the Separation Date.